                                                                      Exhibit 10

                             Eaton Vance Management
                               24 Federal Street
                                Boston, MA 02110
                           Telephone: (617) 482-8260
                            Telecopy: (617) 338-8054




                                                        February 25, 1998


Eaton Vance Mutual Funds Trust
24 Federal Street
Boston, MA  02110

Ladies and Gentlemen:

        Eaton Vance Mutual Funds Trust (the "Trust") is a voluntary association (commonly referred to as a "business trust") established under Massachusetts law with the powers and authority set forth under its Declaration of Trust dated May 7, 1984, as amended (the "Declaration of Trust").

        I am of the opinion that all legal requirements have been complied with in the creation of the Trust, and that said Declaration of Trust is legal and valid.

        The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. As provided in the Declaration of Trust, the Trustees may authorize one or more series or classes of shares, without par value, and the number of shares of each series or class authorized is unlimited. The series and classes of shares established and designated as of the date hereof are identified on Appendix A hereto.

        Under the Declaration of Trust, the Trustees may from time to time issue and sell or cause to be issued and sold shares of the Trust for cash or for property. All such shares, when so issued, shall be fully paid and nonassessable by the Trust.

        I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as we have deemed necessary or appropriate for the purpose of this opinion.

        Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that under existing law:

        1. The Trust is a trust with transferable shares of beneficial interest organized in compliance with the laws of the Commonwealth of Massachusetts, and the Declaration of Trust is legal and valid under the laws of the Commonwealth of Massachusetts.

        2. Shares of beneficial interest of the Trust registered by Form N-1A may be legally and validly issued in accordance with the Declaration of Trust upon receipt of payment in compliance with the Declaration of Trust and, when so issued and sold, will be fully paid and nonassessable by the Trust.

        I am a member of the Massachusetts bar and have acted as internal legal counsel to the Trust in connection with the registration of shares.

        I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 41 to the Trust's Registration Statement on Form N-1A pursuant to the Securities Act of 1933, as amended.

                                                    Very truly yours,

                                                    /s/ Maureen A. Gemma
                                                    ---------------------------
                                                    Maureen A. Gemma, Esq.
                                                    Vice President

                                                            Appendix A

                       Established and Designated Series* of the Trust

      Eaton Vance High Income Fund
      Eaton Vance Strategic Income Fund
      Eaton Vance Tax-Managed Growth Fund
      Eaton Vance Tax-Managed Emerging Growth Fund
      Eaton Vance Tax-Managed International Growth Fund
      Eaton Vance Government Obligations Fund
      Eaton Vance Short-Term Treasury Fund
      Eaton Vance Municipal Bond Fund
      Eaton Vance Emerging Growth Fund
      Eaton Vance Cash Management Fund
      Eaton Vance Liquid Assets Fund
      Eaton Vance Money Market Fund
      Eaton Vance Tax Free Reserves

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* Each Series is authorized to issue Class A, Class B, Class C and Class I shares.